FEDERATION INTERNATIONALE DES INGENIEURS-CONSEILS

CLIENT / CONSULTANT

MODEL SERVICES

AGREEMENT

GENERAL CONDITIONS

3rd Edition 1998 - ISBN 2-88432-015-6

CONTENTS

CONDITIONS OF THE CLIENT/CONSULTANT MODEL SERVICES AGREEMENT

GENERAL CONDITIONS

DEFINITIONS AND INTERPRETATION

DEFINITIONS

1. The following words and expressions shall have the meanings assigned to them except where the context otherwise requires:

(i) "Project" means the project named in the Particular Conditions for which the Works are to be provided.

(ii) "Services" means the services to be performed by the Consultant in accordance with the Agreement and comprise Normal Services, Additional Services and Exceptional Services.

(iii) "Works" means the permanent works to be executed (including the goods and equipment to be supplied to the Client) for the achievement of the Project.

(iv) "Client" means the party named in the Agreement, who employs the Consultant, and legal successors to the Client and permitted assignees.

(v) "Consultant" means the party named in the Agreement, who is employed as an independent professional firm by the Client to perform the Services, and legal successors to the Consultant and permitted assignees.

(vi) "party" and "parties" means the Client and the Consultant and "third party" means any other person or entity as the context requires.

(vii) "Agreement" means the Conditions comprising the Conditions of the Client/Consultant Model Services Agreement (General Conditions and Particular Conditions) together with Appendix A (Scope of Services), Appendix B (Personnel, Equipment, Facilities and Services of Others to be provided by the Client), Appendix C (Remuneration and Payment), Letter of Acceptance and Formal Agreement if completed, or otherwise as specified in the Particular Conditions.

(viii) "day" means the period between any one midnight and the next.

(ix) "month" means a period of one month according to the Gregorian calendar commencing with any day of the month.

(x) "Local Currency" (LC) means the currency of the country where the Project is located and "Foreign Currency" (FC) means any other currency.

(xi) "Agreed Compensation" means additional sums as defined in the Particular Conditions which are payable under the Agreement.

INTERPRETATION

2. (i) The headings in the Agreement shall not be used in its interpretation.

(ii) The singular includes the plural, the masculine includes the feminine, and vice-versa where the context requires.

(iii) If there is conflict between provisions of the Agreement, the last to be written chronologically shall prevail, unless otherwise specified in the Particular Conditions.

OBLIGATIONS OF THE CONSULTANT

SCOPE OF SERVICES

3. The Consultant shall perform Services relating to the Project. The Scope of the Services is stated in Appendix A.

NORMAL, ADDITIONAL AND EXCEPTIONAL SERVICES

4. (i) Normal Services are those described as such in Appendix A.

(ii) Additional Services are those described as such in Appendix A or which by written agreement of the parties are otherwise additional to Normal Services.

(iii) Exceptional Services are those which are not Normal or Additional Services but which are necessarily performed by the Consultant in accordance with Clause 28.

DUTY OF CARE AND EXERCISE OF AUTHORITY

5. (i) The Consultant shall exercise reasonable skill, care and diligence in the performance of his obligations under the Agreement.

(ii) Where the Services include the exercise of powers or performance of duties authorised or required by the terms of a contract between the Client and any third party, the Consultant shall:

(a) act in accordance with the contract provided that the details of such powers and duties are acceptable to him where they are not described in Appendix A.

(b) if authorised to certify, decide or exercise discretion, do so fairly between the Client and third party not as an arbitrator but as an independent professional acts by his skill and judgement.

(c) if so authorised vary the obligations of any third party, subject to obtaining the prior approval of the Client to any variation which can have an important effect on costs or quality or time (except in any emergency when the Consultant shall inform the Client as soon as practicable).

CLIENT'S PROPERTY

6. Anything supplied by or paid for by the Client for the use of the Consultant shall be the property of the Client and where practicable shall be so marked. When the Services are completed or terminated the Consultant shall furnish inventories to the Client of what has not been consumed in the performance of the Services and shall deliver it as directed by the Client. Such delivery shall be regarded as an Additional Service.

OBLIGATIONS OF THE CLIENT

INFORMATION

7. The Client shall so as not to delay the Services and within a reasonable time give to the Consultant free of cost all information in his power to obtain which may pertain to the Services.

DECISIONS

8. On all matters properly referred to him in writing by the Consultant the Client shall give his decision in writing so as not to delay the Services and within a reasonable time.

ASSISTANCE

9. In the country of the Project and in respect of the Consultant, his personnel and dependants, as the case may be, the Client shall do all in his power to assist in:

   (i) the provision of documents necessary for entry, residence work and exit;

   (ii) providing unobstructed access wherever it is required for the Services;

   (iii) import, export and customs clearance of personal effects and of goods required for the Services;

   (iv) their repatriation in emergencies;

   (v) the provision of the authorities necessary to permit the import of foreign currency by the Consultant for the Services and by his personnel for their personal use and to permit the export of money earned in the performance of the Services;

   (vi) providing access to other organisations for collection of information which is to be obtained by the Consultant.

EQUIPMENT AND FACILITIES

10. The Client shall make available, free of cost, to the Consultant for the purpose of the Services the equipment and facilities described in Appendix B.

CLIENT'S PERSONNEL

11. In consultation with the Consultant, the Client shall at his own cost arrange for the selection and provision of personnel in his employment to the Consultant in accordance with Appendix B. In connection with the Services such personnel shall take instructions only from the Consultant.

SERVICES OF OTHERS

12. The Client shall at his cost arrange for the provision of services from others as described in Appendix B, and the Consultant shall co-operate with the suppliers of such services but shall not be responsible for them or their performance.

PERSONNEL

SUPPLY OF PERSONNEL

13. The personnel who are sent by the Consultant to work in the country of the Project shall have been physically examined and found fit for their assignments, and their qualifications shall be acceptable to the Client.

The personnel to be supplied by the Client in accordance with Clause 11 shall be acceptable to the Consultant.

If the Client cannot supply Client's personnel or services of others for which he is responsible and it is agreed to be necessary for the satisfactory performance of the Services, the Consultant shall arrange for its supply as an Additional Service.

REPRESENTATIVES

14. For the administration of the Agreement each party shall designate an official or individual to be his representative.

If required by the Client, the Consultant shall designate an individual to liase with the Client's representative in the country of the Project.

CHANGES IN PERSONNEL

15. If it is necessary to replace any person, the party responsible for the appointment shall immediately arrange for replacement by a person of comparable competence.

The cost of such replacement shall be borne by the party responsible for the appointment except that if the replacement is requested by the other party

(i) such request shall be in writing stating the reasons for it and

(ii) the party making the request shall bear the cost of replacement unless misconduct or inability to perform satisfactorily is established as the reason.

LIABILITY AND INSURANCE

LIABILITY BETWEEN THE PARTIES

16. Liability of the Consultant 16.1

The Consultant shall only be liable to pay compensation to the Client arising out of or in connection with the Agreement if a breach of Clause 5(i) is established against him.

Liability of the Client 16.2

The Client shall be liable to the Consultant if a breach of his duty to the Consultant is established against the Client.

Compensation 16.3

If it is considered that either party is liable to the other, compensation shall he payable only on the following terms:

(i) Such compensation shall be limited to the amount of reasonably foreseeable loss and damage suffered as a result of such breach, but not otherwise.

(ii) In any event, the amount of such compensation will be limited to the amount specified in Clause 18.1.

(iii) If either party is considered to be liable jointly with third parties to the other, the proportion of compensation payable by him shall be limited to that proportion of liability which is attributable to his breach.

DURATION OF LIABILITY

17. Neither the Client nor the Consultant shall be considered liable for any loss or damage resulting from any occurrence unless a claim is formally made on him before the expiry of the relevant period stated in the Particular Conditions, or such earlier date as may be prescribed by law.

LIMIT OF COMPENSATION AND INDEMNITY

18. Limit of Compensation 18.1

The maximum amount of compensation payable by either party to the other in respect of liability under Clause 16 is limited to the amount stated in the Particular Conditions. This limit is without prejudice to any Agreed Compensation specified under Clause 31(ii) or otherwise imposed by the Agreement.

Each party agrees to waive all claims against the other in so far as the aggregate of compensation which might otherwise be payable exceeds the maximum amount payable.

If either party makes a claim for compensation against the other party and this is not established the claimant shall entirely reimburse the other for his costs incurred as a result of the claim.

Indemnity 18.2

So far as the applicable law permits, the Client shall indemnify the Consultant against the adverse effects of all claims including such claims by third parties which arise out of or in connection with the Agreement:

(i) except insofar as they are covered by the insurances arranged under the terms of Clause 19.

(ii) made after the expiry of the period of liability referred to in Clause 17.

Exceptions 18.3

Clauses 18.1 and 18.2 do not apply to claims arising:

(i) from deliberate default or reckless misconduct, or

(ii) otherwise than in connection with the performance of obligations under the Agreement.

INSURANCE FOR LIABILITY AND INDEMNITY

19. The Client can request in writing that the Consultant

(i) insures against his liability under Clause 16.1,

(ii) increases his insurance against liability under Clause 16.1 over that for which he was insured at the date of the Client's first invitation to him for a proposal for the Services,

(iii) insures against public/third party liability,

(iv) increases his insurance against public/third party liability over that for which he was insured at the date of the Client's first invitation to him for a proposal for the Services,

(v) effects other insurances.

If so requested, the Consultant shall make all reasonable efforts to effect such insurance or increase in insurance with an insurer and on terms acceptable to the Client.

The cost of such insurance or increase in insurance shall be at the expense of the Client.

INSURANCE OF CLIENT'S PROPERTY

20. Unless otherwise requested by the Client in writing the Consultant shall make all reasonable efforts to insure on terms acceptable to the Client:

(i) against loss or damage to the property of the Client supplied or paid for under Clause 6.

(ii) against liabilities arising out of the use of such property.

The cost of such insurance shall be at the expense of the Client.

COMMENCEMENT, COMPLETION, ALTERATION AND TERMINATION OF THE AGREEMENT

AGREEMENT EFFECTIVE

21. The Agreement is effective from the date of receipt by the Consultant of the Client's Letter of Acceptance of the Consultant's proposal or of the latest signature necessary to complete the Formal Agreement, if any, whichever is the later.

COMMENCEMENT AND COMPLETION

22. The Services shall be commenced and completed at the times or within the periods stated in the Particular Conditions subject to extensions in accordance with the Agreement.

VARIATIONS

23. The Agreement can be varied on application by either party by written agreement of the parties.

FURTHER PROPOSALS

24. If requested by the Client in writing, the Consultant shall submit proposals for altering the Services. The preparation and submission of such proposals shall be an Additional Service.

DELAYS

25. If the services are impeded or delayed by the Client or his contractors so as to increase the amount or duration of the Services:

(i) The Consultant shall inform the Client of the circumstances and probable effects.

(ii) The increase shall be regarded as Additional Services.

(iii) The time for completion of the Services shall be increased accordingly.

CHANGED CIRCUMSTANCES

26. If circumstances arise for which the Consultant is not responsible and which make it irresponsible or impossible for him to perform in whole or in part the Services in accordance with the Agreement he shall promptly dispatch a notice to the Client.

In these circumstances if certain Services have to be suspended, the time for their completion shall be extended until the circumstances no longer apply plus a reasonable period not exceeding 42 days for resumption of them.

If the speed of performing certain Services has to be reduced, the time for their completion shall be extended as may be made necessary by the circumstances.

ABANDONMENT SUSPENSION OR TERMINATION

27. **By Notice of the Client 27.1**

(i) The Client may suspend all or part of the Services or terminate the Agreement by notice of at least 56 days to the Consultant who shall immediately make arrangements to stop the Services and minimise expenditure.

(ii) If the Client considers that the Consultant is without good reason not discharging his obligations he can inform the Consultant by notice stating the grounds for the notice. If a satisfactory reply is not received within 21 days the Client can by a further notice terminate the Agreement provided that such further notice is given within 35 days of the Client's former notice.

By Notice of the Consultant 27.2

After giving at least 14 days' notice to the Client, the Consultant can by a further notice of at least 42 days terminate the Agreement, or at his discretion without prejudice to the right to terminate can suspend or continue suspension of performance of the whole or part of the Services

(i) when 28 days after the due date for payment of an invoice he has not received payment of that part of it which has not by that time been contested in writing, or

(ii) when Services have been suspended under either Clause 26 or Clause 27.1 and the period of suspension has exceeded 182 days.

EXCEPTIONAL SERVICES

28. Upon the occurrence of circumstances described in Clause 26 or abandonment or suspension or resumption of Services or upon termination of the Agreement otherwise than under the provisions of Clause 27.1(ii) any necessary work or expense by the Consultant extra to the Normal and Additional Services shall be regarded as Exceptional Services.

The performance of Exceptional Services shall entitle the Consultant to extra time necessary for their performance and to payment for performing them.

RIGHTS AND LIABILITIES OF PARTIES

29. Termination of the Agreement shall not prejudice or affect the accrued rights or claims and liabilities of the parties.

After termination of the Agreement, the provisions of Clause 18 shall remain in force.

PAYMENT

PAYMENT TO THE CONSULTANT

30. (i) The Client shall pay the Consultant for Normal Services in accordance with the Conditions and with the details stated in Appendix C, and shall pay for Additional Services at rates and prices which are given in or based on those in Appendix C so far as they are applicable but otherwise as are agreed in accordance with Clause 23.

(ii) Unless otherwise agreed in writing the Client shall pay the Consultant in respect of Exceptional Services

(a) as for Additional Services for extra time spent by the Consultant's personnel in the performance of the Services.

(b) the net cost of all other extra expense incurred by the Consultant.

TIME FOR PAYMENT

31. (i) Amounts due to the Consultant shall be paid promptly.

(ii) If the Consultant does not receive payment within the time stated in the Particular Conditions he shall be paid Agreed Compensation at the rate defined in the Particular Conditions compounded monthly on the sum overdue and in its currency reckoned from the due date for payment of the invoice. Such Agreed Compensation shall not affect the rights of the Consultant stated in Clause 27.2.

CURRENCY OF PAYMENT

32. (i) The currency applicable to the Agreement is that stated in the Particular Conditions.

Where payment is to be made in other currencies it shall be computed at rates of exchange as defined in the Particular Conditions and paid net without deductions. Unless otherwise specified in Appendix C, the Client warrants that the Consultant can transfer abroad promptly all Local and Foreign Currency amounts in connection with performance of the Services which are received by him in the Client's country.

(ii) If at the date of the Agreement or during the performance of the Services the conditions in the Client's country are such as may contrary to the Agreement either

(a) prevent or delay the transfer abroad of Local or Foreign Currency payments received by the Consultant in the Client's country, or

(b) restrict the availability or use of Foreign Currency in the Client's country, or

(c) impose taxes or differential rates of exchange for the transfer from abroad of Foreign Currency into the Client's country by the Consultant for Local Currency expenditure and subsequent re-transfer abroad of Local Currency up to the same amount such as to inhibit the Consultant in the performance of the Services or to result in financial disadvantage to him,

the Client warrants that such shall be deemed circumstances justifying the application of Clause 26 if alternative financial arrangements are not made to the satisfaction of the Consultant.

THIRD PARTY CHARGES ON THE CONSULTANT

33. Except where specified in the Particular Conditions or Appendix C

(i) the Client shall whenever possible arrange that exemption is granted to the Consultant and those of his personnel who are not normally resident in the country of the Project from any payments required by the Government or authorised third parties in that country which arise from this Agreement in respect of:

(a) their remuneration

(b) their imported goods other than food and drink

(c) goods imported for the Services

(d) documents.

(ii) whenever the Client is unsuccessful in arranging such exemption he shall reimburse the Consultant for such payments properly made.

(iii) provided that the goods when no longer required for the purpose of the Services and not the property of the Client

(a) shall not be disposed of in the country of the Project without the Client's approval

(b) shall not be exported without payment to the Client of any refund or rebate recoverable and received from the Government or authorised third parties.

DISPUTED INVOICES

34. If any item or part of an item in an invoice submitted by the Consultant is contested by the Client, the Client shall give prompt notice with reasons and shall not delay payment on the remainder of the invoice. Sub-clause (ii) of Clause 31 shall apply to all contested amounts which are finally determined to have been payable to the Consultant.

INDEPENDENT AUDIT

35. The Consultant shall maintain up-to-date records which clearly identify relevant time and expense.

Except where the Agreement provides for lump sum payments, not later than twelve months after the completion or termination of the Services, the Client can at notice of not less than 7 days require that a reputable firm of accountants nominated by him audit any amount claimed by the Consultant by attending during normal working hours at the office where the records are maintained.

GENERAL PROVISIONS

LANGUAGES AND LAW

36. In the Particular Conditions there is stated the language or languages of the Agreement, the ruling language and the law to which the Agreement is subject.

CHANGES IN LEGISLATION

37. If after the date of the Agreement the cost or duration of the Services is altered as a result of changes in or additions to the regulations in any country in which the Services are to be performed except that of the Consultant's principal place of business stated in the Particular Conditions the agreed remuneration and time for completion shall be adjusted accordingly.

ASSIGNMENT AND SUB-CONTRACTS

38. (i) The Consultant shall not without the written consent of the Client assign the benefits from the Agreement other than money.

(ii) Neither the Client nor the Consultant shall assign obligations under the Agreement without the written consent of the other party.

(iii) The Consultant shall not without the written consent of the Client initiate or terminate any sub-contract for performance of all or part of the Services.

COPYRIGHT

39. The Consultant retains copyright of all documents prepared by him. The Client shall be entitled to use them or copy them only for the Works and the purpose for which they are intended, and need not obtain the Consultant's permission to copy for such use.

CONFLICT OF INTEREST / CORRUPTION AND FRAUD

40. Notwithstanding any penalties that may be enforced against the Consultant under the law of the country of the project, or of other jurisdictions, the Client will be entitled to terminate the Agreement in accordance with Clause 27.1(ii) and the Consultant shall be deemed to have breached Clause 5(i), if it is shown that the Consultant is guilty of:

(i) offering, giving, receiving or soliciting anything of value with a view to influencing the behaviour or action of anyone, whether a public official or otherwise, directly or indirectly in the selection process or in the conduct of the Agreement; or

(ii) misrepresentation of facts in order to influence a selection process or the execution of a contract to the detriment of the Client, including the use of collusive practices intended to stifle or reduce the benefits of free and open competition.

NOTICES

41. Notices under the Agreement shall be in writing and will take effect from receipt at the addresses stated in the Particular Conditions. Delivery can be by hand or facsimile message against a written confirmation of receipt or by registered letter or by telex subsequently confirmed by letter.

PUBLICATION

42. Unless otherwise specified in the Particular Conditions, the Consultant, either alone or jointly with others, can publish material relating to the Works and Services. Publication shall be subject to approval of the Client if it is within two years of completion or termination of the Services.

SETTLEMENT OF DISPUTES

AMICABLE DISPUTE RESOLUTION

43. **Attempt to Resolve 43.1**

The parties shall seek to resolve in good faith any dispute or difference arising between them in respect of any matter connected with this Agreement. If the parties cannot resolve any such dispute or difference within 14 days, or such a period as the parties may subsequently agree, then it shall be submitted to their respective designated representatives under the Agreement.

Referral to Mediator 43.2

If the designated representatives of the parties are unable to reach agreement on any matter referred to them, within 14 days or any such period as the parties may subsequently agree, then that matter or those matters shall immediately be referred to a neutral mediator ["the Mediator"].

Appointment of Mediator 43.3

If the parties are unable to agree on the choice of a Mediator, or if the chosen Mediator is unable or unwilling to act, then either party may immediately apply to the President of FIDIC, or another mutually agreed nominating organisation, to appoint a Mediator.

Agreement of Programme 43.4

The parties shall, within 14 days of the appointment of the Mediator, or any such period as the parties may subsequently agree, jointly meet with him, to agree a programme for the exchange of any relevant information and the structure to be adopted for the negotiations.

Written Agreement to be Binding 43.5

All negotiations shall be conducted in confidence and are not to be referred to in any concurrent or subsequent proceedings, unless they conclude with a written legally binding agreement. If the parties accept the mediator's recommendations, or otherwise reach agreement on the resolution of the dispute, such agreement shall be recorded in writing and, once signed by the designated representatives, shall be binding on the parties.

Non-binding Opinion 43.6

If no agreement is reached, either party may invite the Mediator to provide to both parties a non-binding opinion in writing. Such opinion shall not be used in evidence in any concurrent or subsequent proceedings, without the prior written consent of both parties.

Costs of Mediation 43.7

The parties will bear their own costs of preparing and submitting evidence to the Mediator; if the Mediator finds that the Mediation has been initiated or conducted frivolously or vexatiously, then he shall have the power to order the party so initiating or conducting the mediation to pay the reasonable costs of the other party for preparing for and attending the mediation. If these costs cannot be agreed, they will be assessed by the Mediator, whose decision shall be binding on the parties.

Failure of Mediation 43.8

If the parties fail to reach agreement within 28 days of the Mediator being appointed, or such other period as the parties may agree, then both parties shall be entitled to submit the dispute to arbitration under the terms of Clause 44 of this Agreement.

ARBITRATION

44. If the mediation fails, with the agreement of the parties, the Mediator will record those facts that the parties have agreed. All other matters in dispute will be referred to an Arbitrator, who will be allowed access to the recorded and agreed facts only. The Mediator's role will cease on the appointment of the Arbitrator. He will not be available to appear as a witness in the arbitration, or to provide any additional evidence obtained during the mediation.

The arbitration will be conducted in accordance with the rules stipulated in the Particular Conditions in force at the effective date of the agreement on the basis that the parties agree to waive their rights to any form of appeal, insofar as such waiver can validly be made.